Exhibit 7(j)

                                LETTER AGREEMENT

December 17, 1999

Mr. Donald DeMarco, Vice President
State Street Bank and Trust Company
One Heritage Drive
Mutual Fund Services P2 North

North Quincy, MA  02171

Dear Mr. DeMarco:

Please be advised that Janus Aspen Series (the "Trust") has established Global Life Sciences Portfolio, Global Technology Portfolio and Strategic Value Portfolio as new series of the Trust. Pursuant to Section 17 of the Custodian Contract dated September 13, 1993, as amended, between the Trust and State Street Bank and Trust Company ("State Street"), the Trust hereby requests confirmation that State Street will act as custodian for the new series under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Trust and retaining one copy for your records.

                                                 JANUS ASPEN SERIES



                                                 Bonnie M. Howe, Vice President

STATE STREET BANK AND TRUST COMPANY

BY:

Agreed to this ____ day of _______________, 1999

cc:      Steve Goodbarn
         Glenn O'Flaherty
         Suzanne F. Olczak